UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2005

REWARDS NETWORK INC.

(Exact Name of Registrant Specified in its Charter)

Delaware	1-13806	84-6028875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two North Riverside Plaza, Suite 950 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 521-6767

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On September 13, 2005, Rewards Network Inc. (the “Corporation”) entered into an employment agreement with Ronald L. Blake, the Corporation’s President and Chief Executive Officer. Mr. Blake’s compensation consists of an annual salary of $540,000, which will be reviewed annually by the Compensation Committee of the Board of Directors for possible merit increases. Mr. Blake will receive employee benefits generally available to the Corporation’s executives, except that Mr. Blake will receive a payment of $1,000 per month in lieu of coverage under the Corporation’s group health plan. Mr. Blake will be eligible for an annual performance bonus equal to 100% of his annual base salary upon achievement of target performance objectives determined by the Compensation Committee of the Board of Directors. The bonus for 2005 will be pro rated for the amount of actual time employed by the Corporation. The term of Mr. Blake’s employment pursuant to the employment agreement expires on December 31, 2008, and after the expiration of the employment term Mr. Blake will continue as an “at will” employee, provided that certain provisions of the employment agreement will remain in effect after the expiration of the employment term, including provisions related to termination and salary continuation, non-competition, non-solicitation and confidentiality.

Mr. Blake will be eligible for equity compensation awards under the Corporation’s 2004 Long-Term Incentive Plan (“2004 LTIP”) in such amounts and subject to such terms as will be commensurate with awards granted to senior executives of the Corporation. In addition, the Corporation will grant to Mr. Blake stock options to purchase 250,000 shares of the Corporation’s common stock at an exercise price of not less than $7.50 per share, vesting 40% on December 31, 2006, 30% on December 31, 2007, and 30% on December 31, 2008. The Corporation will grant to Mr. Blake on or before January 31, 2006, restricted stock unit awards entitling Mr. Blake to receive 250,000 shares of the Corporation’s common stock, with 186,000 shares vesting on December 31, 2006, and the remaining 64,000 shares vesting on December 31, 2007. The Corporation will grant to Mr. Blake after June 1, 2006, restricted stock unit awards entitling Mr. Blake to receive 215,000 shares of the Corporation’s common stock, with 75,500 shares vesting on December 31, 2007, and the remaining 139,500 shares vesting on December 31, 2008. The stock option and restricted stock unit grants are subject to Compensation Committee approval. The stock options and restricted stock units vest only if Mr. Blake remains employed by the Corporation as of each vesting date, and the restricted stock units vest only if the Corporation attains applicable performance goals. All equity compensation awards granted to Mr. Blake will fully vest upon a change of control, as defined in the employment agreement.

The employment agreement provides that Mr. Blake will receive a continuation of his base salary for a period of twelve months if he is terminated without cause, as defined in the employment agreement, or if he voluntarily terminates his employment for good reason, as defined in the employment agreement. Such salary continuation will be extended to eighteen months if such termination without cause or voluntary termination for good reason occurs within twelve months after a change in control, as defined in the employment agreement.

The employment agreement also provides for non-competition, non-solicitation and confidentiality obligations of Mr. Blake.

A copy of Mr. Blake’s employment agreement is attached hereto as Exhibit 10.1. This summary is qualified in its entirety by reference to the employment agreement. A copy of the press release announcing Mr. Blake’s employment agreement is attached hereto as Exhibit 99.1.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On September 13, 2005, Samuel Zell resigned as Chairman and as a Director of Rewards Network Inc.

On September 13, 2005, the Board of Directors of Rewards Network Inc. appointed Donald J. Liebentritt, Nils E. Larsen and Ronald L. Blake to serve as Directors of Rewards Network Inc. Mr. Liebentritt will serve as Chairman of the Board of Directors.

A copy of the press release announcing Mr. Zell’s resignation and the appointment of Mr. Liebentritt, Mr. Larsen and Mr. Blake as Directors of Rewards Network Inc. is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated September 13, 2005, between Rewards Network Inc. and Ronald L. Blake

99.1	Press release, dated September 13, 2005, issued by Rewards Network Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REWARDS NETWORK INC.

By:	/s/ Bryan R. Adel
Bryan R. Adel Senior Vice President, General Counsel, Corporate Secretary and Chief Privacy Officer

Dated: September 13, 2005

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, dated September 13, 2005, between Rewards Network Inc. and Ronald L. Blake

99.1	Press release, dated September 13, 2005, issued by Rewards Network Inc.